Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

Cawley, Gillespie & Associates, Inc. hereby consents to the incorporation by reference in the registration statement of Atlas Resource Partners, L.P. on Form S-3 of our report titled Reserve Evaluation, Atlas Resource Partners, L.P. Interests, In Certain Properties Located in Colorado and Wyoming, Pursuant to the Requirements of the Securities and Exchange Commission, Effective December 31, 2014, dated January 20, 2015, included with the Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission, and to all references to Cawley, Gillespie & Associates, Inc., as having prepared such analysis and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this registration statement.

CAWLEY, GILLESPIE &ASSOCIATES, INC.

/s/ Robert D. Ravnaas
Robert D. Ravnaas, P.E.
President

March 17, 2015

Fort Worth, Texas